Exhibit 99.1
Perspecta Announces Financial Results for First Quarter of Fiscal Year 2019

•	Revenue of $793 million up 17% and pro forma revenue of $1.04 billion up 2% year-over-year

•	Net income down 9% and pro forma adjusted EBITDA up 37% year-over-year

•	Pro forma bookings of $1.3 billion (book-to-bill ratio of 1.3x) build the foundation for growth

•	Net cash provided by operating activities of $160 million and pro forma adjusted free cash flow of $145 million enabled $50 million of debt paydown

•	Reaffirming guidance for fiscal year 2019 pro forma revenue, pro forma adjusted EBITDA margin, pro forma adjusted diluted EPS, and pro forma adjusted free cash flow

Chantilly, Va., August 14, 2018 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the first quarter of fiscal year 2019, which ended June 30, 2018. On May 31, 2018, Perspecta became an independent company through consummation of the spin-off by DXC Technology (DXC) of its U.S. Public Sector Business (USPS) and completed its mergers with Vencore Holding Corp. (Vencore) and KGS Holding Corp. (KeyPoint). On June 1, 2018, Perspecta began trading on the New York Stock Exchange under the ticker symbol “PRSP.”
“We are excited to begin operating and reporting as Perspecta, a leader in combining enterprise information technology and mission services to serve the needs of the U.S. public sector,” said Mac Curtis, Perspecta’s president and CEO. “We are committed to delivering robust and sustainable growth as we execute across the entire services pyramid and differentiate through innovation and intellectual property. The first quarter's strong performance across the board positions us well to meet the promises we laid out at our Investor Day and build a solid foundation for the future.”
Summary Operating Results (Unaudited)

	Three Months Ended
(In millions, except per share data)	June 30, 2018	June 30, 2017
Revenue	$793	$676
Income before taxes	41	52
Net income	29	32
Diluted earnings per share (EPS)	0.17	0.22

Non-GAAP Measures*:
Pro Forma Revenue	$1,038	$1,019
Pro Forma Adjusted EBITDA	195	142
Pro Forma Adjusted Diluted EPS	0.54	0.36

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for non-GAAP financial items to the most directly comparable GAAP financial items are provided under Reconciliation of Non-GAAP Financial Measures at the end of this news release.

Results provided in accordance with U.S. generally accepted accounting principles (GAAP) reflect the operations of USPS for the period from April 1, 2018 to June 30, 2018 and Vencore and KeyPoint for the period from June 1, 2018 to June 30, 2018. To aid investors and analysts with year-over-year comparability for the combined businesses of USPS, Vencore and KeyPoint, Perspecta is including certain pro forma financial information that combines the stand-alone USPS, Vencore and KeyPoint financial information as if the acquisition had taken place on April 1, 2017. Adjusted results exclude costs directly associated with the spin-off and mergers and the ongoing integration process. The tables in Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from pro forma and adjusted results to GAAP.
Revenue for the quarter was $793 million, up 17 percent compared to the first quarter of fiscal year 2018, primarily as a result of the mergers. Pro forma revenue for the quarter was $1.04 billion, up 2 percent from the first quarter of fiscal year 2018. Major drivers of the year-over-year pro forma increase include continued growth in intelligence community support and background investigations, which more than offset the completion of a large engineering support contract for the Kennedy Space Center.
Income before taxes for the first quarter of fiscal year 2019 was $41 million (5.2 percent operating margin). Net income was $29 million, or $0.17 per share, which was down 9 percent from the first quarter of fiscal year 2018.
Pro forma adjusted EBITDA was $195 million for the first quarter, up 37 percent year-over-year, as pro forma adjusted EBITDA margin improved from 13.9 percent to 18.8 percent. Both income before taxes and pro forma adjusted EBITDA benefited from a $24 million gain on the divestiture of a contract to avoid a potential organizational conflict of interest arising from the Vencore merger. Excluding the divestiture gain, pro forma adjusted EBITDA margin was 16.5 percent. Pro forma adjusted diluted earnings per share for the quarter was $0.54, up 50 percent year-over-year, consistent with the increasing revenue and profitability. Excluding the divestiture gain, pro forma adjusted diluted EPS was $0.44, up 22 percent year-over-year.
Cash Management and Capital Deployment
The cash flow statement reflects the foundation of Perspecta's capital structure. On the date of the spin-off and mergers, Perspecta received $2.5 billion of net proceeds from new debt financing and used it to pay off Vencore's and KeyPoint's existing debt and hedges, distribute approximately $984 million in cash to DXC, and distribute the cash portion of merger consideration to Vencore's and KeyPoint's stockholders.
Perspecta generated $160 million of net cash provided by operating activities in the first quarter of fiscal year 2019. Pro forma adjusted free cash flow was $145 million, or about 161 percent of pro forma adjusted net income. The Company deployed $50 million to pay down debt during the first quarter of fiscal year 2019.
At quarter end, the Company had $201 million in cash and cash equivalents, $600 million of undrawn capacity in its revolving credit facility, and $2.8 billion in total debt, including $303 million in capital lease obligations. Management believes Perspecta’s steady cash flows and $801 million of total liquidity provides substantial financial flexibility to manage the business.
On June 1, 2018, Perspecta’s Board of Directors declared a regular quarterly cash dividend of $0.05 per share on Perspecta’s common stock. The first quarterly dividend was paid on July 17, 2018 to Perspecta stockholders of record at the close of business on June 11, 2018. Also on June 1, 2018, the Board authorized up to $400 million for future repurchases of outstanding shares of its common stock with no time limit. The dividend and stock repurchase programs are part of the Perspecta’s overall balanced strategy for capital allocation.
On August 14, 2018, the Board of Directors declared that Perspecta would pay a cash dividend of $0.05 per share on October 16, 2018 to Perspecta stockholders of record at the close of business on September 5, 2018.
Contract Awards
Pro forma contract awards (bookings) totaled $1.3 billion in the first quarter of fiscal year 2019, representing a pro forma book-to-bill ratio of 1.3x. New business awards constituted about one-quarter of the total awards in the first quarter.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
County of San Diego IT Outsourcing. Perspecta recognized the $607 million, five-year option for its contract with the County of San Diego to provide IT and telecommunications services, including data center hosting, desktop support, networks, applications, and cross-functional services. The contract, one of the largest of its kind, offers many leading-edge approaches, such as migrating to cloud-based platforms and services, increasing mobility, enhancing user experience, and co-funding an innovation incubator.

•
Center for Medicare & Medicaid Services (CMS) Virtual Data Center Claims Processing. Under a five-year, $149 million task order from CMS, Perspecta will provide enterprise mainframe application hosting services for three Medicare Fee-For-Service (FFS) applications. As part of its broader support to CMS, Perspecta also provides operations and maintenance support for the Medicare FFS Part A and Part B claims processing systems that adjudicate more than one billion claims annually as well as the Integrated Data Repository that is the centerpiece of the CMS Enterprise Data Warehouse Strategy.

•
Army Materiel Systems Analysis Activity (AMSAA) Sample Data Collection and Analysis (SDC&A). AMSAA awarded Vencore, a Perspecta company, a five-year, $96 million SDC&A follow-on contract to provide data collection and review services on selected models of U.S. Army aviation and ground combat systems, tactical wheeled vehicles and ground support equipment.

Additionally, Vencore, a Perspecta company, will assist AMSAA in performing health usage monitoring and operational sustainment analysis support functions.
In addition, Perspecta won several large multiple-award, indefinite delivery, indefinite quantity contracts that are not included in bookings but support future growth, including:

•
United States Postal Service Enterprise Information Technology Program (EITP). The Postal Service awarded Perspecta a prime position on its EITP Technical Support Services contract to enable the agency to provide reliable and efficient services that are critical to U.S. businesses and the day-to-day lives of citizens. On the seven-year contract, which has a ceiling value of $467 million, Perspecta will provide applications development and modernization services, DevOps support, information and data engineering, systems integration support, testing support and enterprise solutions.

Perspecta’s backlog of signed business orders at the end of first quarter of fiscal year 2019 was $9.0 billion, of which $2.0 billion was funded.
Forward Guidance
Perspecta is reaffirming its previously announced guidance ranges for pro forma revenue, pro forma adjusted EBITDA margin, pro forma adjusted diluted EPS, and pro forma adjusted free cash flow conversion (as a percentage of pro forma adjusted net income) as specified in the table below. Perspecta elects to provide guidance for certain non-GAAP metrics because it cannot make reasonable estimates of key elements of certain GAAP metrics.

Measure	Fiscal Year 2019
Pro Forma Revenue (millions)	$4,150 - $4,250
Pro Forma Adjusted EBITDA Margin	16% - 17%
Pro Forma Adjusted Diluted EPS	$1.80 - $1.95
Pro Forma Adjusted Free Cash Flow Conversion	90%+

John Kavanaugh, Perspecta CFO, commented, “The team's performance out of the gate has been outstanding, and we are on course and speed to deliver on our full year guidance. Our cash performance enabled us to pay off our revolver and enhance our financial flexibility. With a robust volume of submitted proposals and strong market positioning, we look forward to accelerating new business wins while maintaining our industry-leading profitability and strong cash generation."
Conference Call
Perspecta executive management will hold a conference call on August 14, 2018, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-317-6016 (domestic), 855-669-9657 (Canada), or 412-317-6016

(international). The conference call will be webcast simultaneously through a link on the Investor Relations section of the Perspecta website. A replay of the conference call will be available on the Investor Relations section of the Perspecta website approximately two hours after the conclusion of the call.
About Perspecta Inc.
At Perspecta (NYSE: PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 260+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. These statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, including, but not limited to, risks relating to (i) our relationships with the U.S. federal government, or any state or local governments or changes in such governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (ii) delay in completion of the U.S. federal government’s budget process; (iii) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (iv) our ability to compete effectively in the competitive bidding process; (v) delays, contract terminations or cancellations of our major contract awards; (vi) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (vii) problems or delays in the development, delivery, transition or enhancement of products and services; (viii) failure of third parties to deliver on commitments under contracts with us; (ix) failure to be awarded task orders under our indefinite delivery, indefinite quantity contracts; and (x) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations adverse to us; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the year ended March 31, 2018, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
M. Stuart Davis
Vice President, Investor Relations
703-547-0300
stuart.davis@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(In millions, except per-share amounts)	June 30, 2018	June 30, 2017
Revenue	$793	$676

Costs of services (excludes depreciation and amortization and restructuring costs)	597	525
Selling, general, and administrative (excludes depreciation and amortization and restructuring costs)	61	46
Depreciation and amortization	64	37
Restructuring costs	—	3
Separation and integration costs	44	11
Interest expense	10	2
Other (income) expense, net	(24)	—
Total costs and expenses	752	624

Income before taxes	41	52
Income tax expense	12	20
Net income	$29	$32

Earnings per common share(1):
Basic	$0.18	$0.22
Diluted	$0.17	$0.22

Cash dividend per common share	$0.05	N/A

(1) Earnings per share information for the three months ended June 30, 2017, is computed using the 142.43 million shares of Perspecta common stock resulting from the distribution by DXC, as Perspecta did not operate as a stand-alone entity during the period and therefore, no Perspecta common stock, options or other equity awards were outstanding and no dividends were declared or paid by Perspecta.

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(In millions)	June 30, 2018	March 31, 2018
Assets
Cash and cash equivalents	$201	$—
Receivables, net of allowance for doubtful accounts of $0 and $0	508	354
Other receivables	135	—
Prepaid expenses and other current assets	116	74
Deferred contract costs	71	21
Total current assets	1,031	449
Intangible assets, net of accumulated amortization of $137 and $98	1,490	897
Goodwill	3,272	2,022
Property and equipment, net of accumulated depreciation of $134 and $66	342	290
Other assets	195	21
Total assets	$6,330	$3,679

Liabilities
Current maturities of long-term debt	$81	$—
Current capital lease liability	163	160
Accounts payable	206	195
Accrued payroll and related costs	102	17
Accrued expenses and other current liabilities	519	180
Deferred revenue and advance contract payments	75	53
Income taxes payable	30	—
Total current liabilities	1,176	605
Non-current portion of long-term debt	2,463	—
Non-current capital lease liability	140	144
Non-current deferred revenue and advance contract payments	10	7
Non-current deferred tax liabilities	133	176
Other long-term liabilities	206	18
Total liabilities	4,128	950
Commitments and contingencies
Total stockholders' equity	2,202	2,729
Total liabilities and equity	$6,330	$3,679

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(In millions)	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net income	$29	$32
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64	37
Share-based compensation	2	1
Deferred income tax expense	—	—
Gain on sale of assets	(24)	—
Other non-cash charges, net	(14)	3
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Change in receivables	24	(44)
Change in prepaid expenses and other current assets	(5)	(6)
Change in accounts payable and accrued liabilities	72	97
Change in contract liabilities, deferred revenue and advanced contract payments	13	4
Other operating activities, net	(1)	—
Net cash provided by operating activities	160	124
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(312)	—
Extinguishment of Vencore HC and KGS HC debt and related costs	(994)	—
Proceeds from sale of assets	24	—
Purchases of property, equipment and software	(6)	—
Payments for outsourcing contract costs	(2)	(3)
Net cash used in investing activities	(1,290)	(3)
Cash flows from financing activities:
Proceeds from debt issuance	2,500	—
Payment of debt issuance costs	(43)	—
Proceeds from revolving credit facility	50	—
Payments on revolving credit facility	(50)	—
Payments on lease liability	(41)	(39)
Dividend to DXC	(984)	—
Net transfers to Parent	(88)	(82)
Net cash provided by (used in) financing activities	1,344	(121)
Net increase in cash and cash equivalents, including restricted	214	—
Cash and cash equivalents, including restricted, at beginning of year	—	—
Cash and cash equivalents, including restricted, at end of period	214	—
Less restricted cash and cash equivalents included in prepaid expenses and other current assets	13	—
Cash and cash equivalents at end of period	$201	$—

Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments--Defense and Intelligence, which provides services to the Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize revenue and segment operating income by reportable segment:

PERSPECTA INC.
PRO FORMA SEGMENT METRICS (Unaudited)
FOR THE THREE MONTHS ENDED JUNE 30, 2018

(In millions)	Perspecta for the three months ended June 30, 2018	Historical Vencore for the two months ended May 31, 2018 (a)	Pro Forma Combined for the three months ended June 30, 2018
Revenue
Defense and Intelligence	$437	$231	$668
Civilian and Health Care	356	14	370
	$793	$245	$1,038

Segment operating income
Defense and Intelligence	$25	$57	$82
Civilian and Health Care	47	23	70
	$72	$80	$152

Notes:
(a)	In this and all subsequent tables, financial data for "Vencore" includes the combined results of Vencore Holding Corp. and KGS Holding Corp.

PERSPECTA INC.
PRO FORMA SEGMENT METRICS (Unaudited)
FOR THE THREE MONTHS ENDED JUNE 30, 2017

(In millions)	Historical USPS for the three months ended June 30, 2017	Historical Vencore for the three months ended June 30, 2017	Pro Forma Combined for the three months ended June 30, 2017
Revenue
Defense and Intelligence	$320	$283	$603
Civilian and Health Care	356	60	416
	$676	$343	$1,019

Segment operating income
Defense and Intelligence	$23	$37	$60
Civilian and Health Care	46	16	62
	$69	$53	$122

For the three months ended June 30, 2018, pro forma Defense and Intelligence segment revenues increased by $65 million, or 11 percent compared to the same period of the prior year. Major drivers of the year-over-year increase include continued growth in intelligence community support and background investigations. Pro forma Civilian and Health Care segment revenues decreased by $46 million, or 11 percent year-over-year. The primary driver of the decline was the completion of a large engineering support contract for the Kennedy Space Center.
Defense and Intelligence segment operating margin for the quarter improved to 12.3 percent from 10.0 percent in the first quarter of fiscal year 2019. Civilian and Health Care segment operating margin improved to 18.9 percent from 14.9 percent in the first quarter of fiscal year 2019. Profitability increases across both segments derived primarily from increased operational efficiencies implemented throughout fiscal year 2018 as well as the cost synergy actions taken in the first quarter of fiscal year 2019.
Reconciliation of Non-GAAP Financial Measures
To aid investors and analysts with year-over-year comparability for the combined businesses of USPS and Vencore and KeyPoint, Perspecta is including certain pro forma financial information that combines the stand-alone USPS and Vencore and KeyPoint financial information as if the acquisition had taken place on April 1, 2017. Pro forma adjusted results include a full period of Vencore and KeyPoint results; assess the impact of interest, depreciation and amortization, recurring elements of pension income, and other costs as if the spin-off and mergers had occurred at the beginning of the period; and exclude costs directly associated with the spin-off and mergers and the ongoing integration process.
The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of the Company’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. Perspecta's non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Pro Forma Revenue (Unaudited)

PERSPECTA INC.
PRO FORMA REVENUE (Unaudited)

	Three Months Ended
(In millions)	June 30, 2018	June 30, 2017
Revenue (a)	$793	$676
Historical Vencore revenue (b)	245	343
Pro forma revenue	$1,038	1,019

Notes:
(a)	For the three months ended June 30, 2017, GAAP results reflect the operations of USPS.
(b)
Revenue prior to the May 31, 2018 mergers is from the most closely corresponding reporting period, which is April 1, 2018 to May 31, 2018 and April 1, 2017 to June 30, 2017, for the three months ended June 30, 2018 and June 30, 2017, respectively.

Pro Forma Adjusted EBITDA, EBITDA Margin, Net Income, and Diluted Earnings Per Share (Unaudited)

Pro forma adjusted EBITDA and pro forma adjusted EBITDA margin exclude the following items: mark-to-market adjustments to the pension and other post-employment benefit (OPEB) programs, stock-based compensation, and the 2018 start-up costs associated with the National Background Investigations Bureau (NBIB) program. There were no mark-to-market changes in either the current or year-ago quarterly periods. Pro forma adjusted net income and pro forma adjusted diluted earnings per share also exclude acquisition-related intangible amortization.
Previously, in its Current Report on Form 8-K filed on July 19, 2018, the Company provided separate reconciliations of (1) pro forma adjusted EBITDA and pro forma adjusted EBITDA margin and (2) pro forma adjusted net income and pro forma adjusted diluted earnings per share to net income. Perspecta has updated this presentation to combine the separate reconciliations and to apply a pro forma effective tax rate of 34 percent in the reconciliations for pro forma adjusted net income and pro forma adjusted diluted earnings per share for fiscal year 2018.
This change adjusts for the effects of implementing the Tax Cuts and Jobs Act of 2017 for purposes of comparison to the financial results for fiscal year 2019. For the three months ended June 30, 2017, the presentation change resulted in an increase of $4 million in pro forma adjusted net income and $0.02 in pro forma adjusted diluted EPS.

PERSPECTA INC.
UNAUDITED PRO FORMA COMBINED ADJUSTED EBITDA AND DILUTED EPS
FOR THE THREE MONTHS ENDED JUNE 30, 2018

(In millions)	Perspecta for the Three Months Ended June 30, 2018	Effect of Spin-Off	Historical Vencore Two Months Ended May 31, 2018	Effect of Mergers	Pro Forma Combined
Net income (loss)	$29	$(7)	$(57)	$12	$(23)
Income tax expense (benefit)	12	(2)	1	5	16
Interest expense	10	9	39	(25)	33
Depreciation and amortization	64	—	5	13	82
EBITDA	115	—	(12)	5	108
Separation and integration costs	44	—	41	—	85
Stock-based compensation	2	—	—	—	2
Adjusted EBITDA	$161	$—	$29	$5	195
Depreciation and amortization					(82)
Amortization of acquired intangibles					40
Interest expense (a)					(30)
Earnings before taxes					123
Income tax expense (benefit) (b)					33
Adjusted net income					$90
Adjusted diluted EPS (c)					$0.54

Notes:
(a)
Pro forma interest expense is the sum of the GAAP interest expense for the month of June 2018 plus a derived interest expense for the months of April and May 2018, based on the average of the applicable one-month LIBOR rates for the three-month period ended June 30, 2018, which better represents Perspecta’s interest rate experience.

(b)	Represents the income tax impact of the adjustments to net income using an estimated effective tax rate of approximately 27%.
(c)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 165.93 million.

PERSPECTA INC.
UNAUDITED PRO FORMA COMBINED ADJUSTED EBITDA AND DILUTED EPS EXCLUDING CONTRACT DIVESTITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2018

(In millions)	Pro Forma Combined
Adjusted EBITDA	$195
Gain on contract divestiture	(24)
Adjusted EBITDA excluding contract divestiture	171
Depreciation and amortization	(82)
Amortization of acquired intangibles	40
Interest expense (a)	(30)
Earnings before taxes excluding contract divestiture	99
Income tax expense (benefit) excluding contract divestiture (b)	27
Adjusted net income excluding contract divestiture	$72
Adjusted diluted EPS excluding contract divestiture (c)	$0.44

(a)
Pro forma interest expense is the sum of the GAAP interest expense for the month of June 2018 plus a derived interest expense for the months of April and May 2018, based on the average of the applicable one-month LIBOR rates for the three-month period ended June 30, 2018, which better represents Perspecta’s interest rate experience.

(b)	Represents the income tax impact of the adjustments to net income using an estimated effective tax rate of approximately 27%.
(c)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 165.93 million.

PERSPECTA INC.
UNAUDITED PRO FORMA COMBINED ADJUSTED EBITDA AND DILUTED EPS
FOR THE THREE MONTHS ENDED JUNE 30, 2017

(In millions)	Historical USPS for the Three Months Ended June 30, 2017	Effect of Spin-Off	Historical Vencore Three Months Ended June 30, 2017	Effect of Mergers	Pro Forma Combined
Net income (loss)	$32	$(9)	$(3)	$(20)	$—
Income tax expense (benefit)	20	(4)	4	(6)	14
Interest expense	2	14	21	(2)	35
Depreciation and amortization	37	—	8	16	61
EBITDA	91	1	30	(12)	110
Restructuring	3	—	—	2	5
Debt extinguishment costs	—	—	4	—	4
Separation and integration costs	11	(1)	—	1	11
Pension and OPEB actuarial and settlement losses	—	—	(2)	2	—
Stock-based compensation	1	—	(2)	2	1
NBIB adjustment	—	—	11	—	11
Adjusted EBITDA	$106	$—	$41	$(5)	142
Depreciation and amortization					(61)
Amortization of acquired intangibles					40
Interest expense (a)					(32)
Earnings before taxes					89
Income tax expense (benefit) (b)					33
Adjusted net income					$59
Adjusted diluted EPS (c)					$0.36

Notes:
(a)
Pro Forma interest expense is derived based on the average of the applicable one-month LIBOR rates for the three month period ended June 30, 2018 to enhance comparability to the period during which the debt was established.

(b)	Represents the income tax impact of the adjustments to net income using an estimated effective tax rate of approximately 34%.
(c)	Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 165.70 million.

Free Cash Flow (Unaudited)
Perspecta defines free cash flow as the sum of net cash provided by operating activities and net cash used in investing activities adjusted for certain items, such as (i) payments on lease liabilities, (ii) business acquisitions, dispositions, and investments, (iii) payments and amortization related to restructuring activities, (iv) payments on restructuring, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

PERSPECTA INC.
PRO FORMA ADJUSTED FREE CASH FLOW (Unaudited)
FOR THE THREE MONTHS ENDED JUNE 30, 2018

(In millions)	Perspecta for the three months ended June 30, 2018	Historical Vencore for the two months ended May 31, 2018	Pro Forma Combined for the three months ended June 30, 2018
Net cash provided by operating activities	$160	$16	$176
Net cash used in investing activities	(1,290)	(3)	(1,293)
Acquisitions net of cash acquired, and other (a)	1,284	—	1,284
Payments on lease liability (b)	(41)	—	(41)
Free cash flow	113	13	126
Payments on restructuring, transaction and integration-related costs	18	1	19
Adjusted free cash flow	$131	$14	$145

Notes:
(a)
Includes outflow of: $312 million of acquisition net of cash acquired, $994 million of costs related to the extinguishment of Vencore debt and related costs and $2 million of outsourcing contract costs. Additionally, includes inflow of cash proceeds from sale of assets of $24 million.

(b)	Represents payments on capital leases.

PERSPECTA INC.
PRO FORMA ADJUSTED FREE CASH FLOW (Unaudited)
FOR THE THREE MONTHS ENDED JUNE 30, 2017

(In millions)	Historical USPS for the three months ended June 30, 2017	Historical Vencore for the three months ended June 30, 2017	Pro Forma Combined for the three months ended June 30, 2017
Net cash provided by operating activities	$124	$24	$148
Net cash used in investing activities	(3)	(2)	(5)
Acquisitions net of cash acquired, and other (a)	3	—	3
Payments on lease liability	(39)	—	(39)
Free cash flow	85	22	107
Payments on restructuring, transaction and integration-related costs	3	2	5
Adjusted free cash flow	$88	$24	$112

Notes:
(a)	Consists of $3 million of outsourcing contract costs.